Exhibit 10.4

Aqua Sun Lease

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Dated as of July 1, 2005, between

AQUA SUN INVESTMENTS, L.L.C. as Lessor,

and

U-STORE-IT, L.P. as Lessee,

concerning one Cessna 525A Citation CJ2 aircraft bearing U.S. registration number N306CJ and manufacturer’s serial number 525A-0016.

INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING”

REQUIREMENTS UNDER FAR § 91.23

Within 24 hours after execution of this Aircraft Lease Agreement:

mail a copy of the executed document, without Schedule A. to the following address via certified mail,

return receipt requested:

Federal Aviation Administration

Aircraft Registration Branch

ATTN: Technical Section

P.O. Box 25724 Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight to be conducted under this Agreement:

provide notice of the departure airport and proposed time of departure of said first flight, by telephone or facsimile, to the Flight Standards

District Office located nearest the departure airport.

Carry a copy of this Aircraft Lease Agreement in the aircraft at all times.

Schedule A contains only economic rental data and is intentionally omitted for FAA submission purposes.

This NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT (this “Agreement”) is entered into as of this Ist day of July, 2005 (the “Effective Date”), by and between Aqua Sun Investments, L.L.C., a Florida limited liability company (“Lessor”), and U-Store-It, L.P., a Delaware limited partnership (“Lessee”).

WITNESSETH:

WHEREAS, Lessor is, as of the Effective Date of this Agreement, the registered owner of the Aircraft described and referred to herein;

WHEREAS, Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the Aircraft, upon and subject to the terms and conditions of this Agreement; and

WHEREAS, during the term of this Agreement, the Aircraft may be subject to concurrent leases to other lessees.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION	1. DEFINITIONS

1.1	The following terms shall have the following meanings for all purposes of this Agreement.

“Aircraft” means the Airframe and the Engines. Such Engines shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or on the ground.

“Airframe” means that certain Cessna 525A Citation CJ2 aircraft bearing U.S. registration number N306CJ and manufacturer’s serial number 525A-0016, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FARs and Title 49, Subtitle VII of the United States Code.

“Business Day” means any day of the year in which banks are not authorized or required to close in the location of Lessor’s address for notification.

“Engines” means two (2) WMS RR model FJ44-2C engines, serial numbers 1047 and 1032, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. An Engine shall remain leased hereunder whether or not from time to time attached to the Airframe or on the ground.

“FAA” means the Federal Aviation Administration of the United States Department of Transportation or any successor agency.

“FARs” means, collectively, the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Flight Hour” means each flight hour of use of the Aircraft by Lessee, measured from takeoff to landing on each leg of the trip, as recorded on the Aircraft hour meter.

“Lien” means any mortgage, pledge, lien, security interest, lease, charge, encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement.

“Operating Base” means Cleveland Hopkins International Airport, Cleveland, Ohio.

“Operational Control” has the same meaning given the term in Section 1.1 of the FARs.

“Parts” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, incorporated association, joint venture, governmental authority or other entity of whatever nature.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FARs.

“Rent Payment Date” means the last Business Day of each calendar month.

“Schedule Keeper” means the person designated by Lessor to coordinate the scheduling of the Aircraft.

“Term” means the term of this Agreement set forth in Section 3.1.

SECTION	2. LEASE AND DELIVERY OF THE AIRCRAFT

2.1	Lease. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Aircraft, on the terms and conditions of this Agreement.

2.2	Delivery. The Aircraft shall be delivered to Lessee at the Operating Base in an airworthy condition prior to each use of the Aircraft by Lessee. Upon each such delivery, the United States standard airworthiness certificate issued for the Aircraft shall be present on board the Aircraft, and said standard airworthiness certificate shall be effective in accordance with FAR 21.181(a)(l). Lessor shall not be liable for delay or failure to furnish the Aircraft pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, terrorism, civil commotion, strikes or labor disputes, weather conditions or acts of God.

2.3	Non-Exclusivity. Lessee and Lessor acknowledge that the Aircraft is leased to Lessee on a non-exclusive basis, and that the Aircraft shall, at other times, be operated by Lessor and may be otherwise subject to lease to others during the Term.

SECTION	3. TERM, SCHEDULING AND RENT

3.1	Term. The Term shall commence on the Effective Date, and be effective for a period of one (1) year. At the end of the first one (1) year period or any subsequent one (1) year period, the Term shall automatically be renewed for an additional one (1) year period, unless terminated by either party.

3.2	Termination. Either party may terminate this Agreement with or without cause upon sixty (60) days’ prior notice to the other party. Within thirty (30) days after the date of termination, Lessor shall provide Lessee with an accounting of all outstanding charges or costs relating to this Agreement. Lessee shall pay to Lessor any outstanding charges and costs for which it may be responsible within thirty (30) days after receipt of such accounting. Both parties agree to take all necessary action with respect to the FAA and insurance companies to inform them of the termination of this Agreement.

3.3	Scheduling. Lessee’s use of the Aircraft during the Term of this Agreement is non-exclusive. The parties agree as follows:

(a)	Use bv Lessor and Other Lessees. Lessor and Lessee agree that Lessor may lease the Aircraft to one or more other lessees during the Term on a non-exclusive basis, that Lessor has the absolute right to determine the availability of the Aircraft for Lessee and that Lessor’s use of the Aircraft shall have priority over the availability of the Aircraft for lease to Lessee or any other party. Lessor agrees that at such times as the Aircraft is not undergoing maintenance or being used by Lessor, Lessee and all other lessees of the Aircraft shall be scheduled on a “first come, first served” basis; provided, however, that Lessee and all other lessees shall cooperate in good faith on all scheduling matters and shall use their respective best efforts to avoid scheduling conflicts involving the Aircraft.

(b)	Designation of Schedule Keeper. Lessor shall advise Lessee of the identity and contact information for the Schedule Keeper and of any change in the Schedule Keeper.

3.4	Rent. Lessee shall pay rent in an amount equal to the Hourly Rent specified in Schedule A attached hereto for each Flight Hour of use of the Aircraft by Lessee. All rent accrued during any calendar month shall be payable in arrears on the Rent Payment Date in the immediately succeeding calendar month without further demand or invoice. All rent shall be paid to Lessor in immediately available U.S. funds.

3.5	Taxes. Neither rent nor any other payments to be made by Lessee under this Agreement includes the amount of any sales or excise taxes which may be assessed or levied by any governmental authority as a result of the lease of the Aircraft to Lessee and payment of rent hereunder. Lessee shall remit to Lessor all such taxes together with each payment of rent pursuant to Section 3.4.

SECTION 4.	DISCLAIMER OF WARRANTIES; INDEMNIFICATION

4.1	Disclaimer of Warranties. THE AIRCRAFT IS BEING LEASED BY LESSOR TO LESSEE HEREUNDER ON AN “AS IS” BASIS. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES, AND LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE AND LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY WARRANTIES, OBLIGATIONS AND LIABILITIES OF LESSOR, EXPRESSED, IMPLIED, ARISING BY LAW, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, WITH RESPECT TO THE DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT. LESSOR SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO LESSEE OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE FOLLOWING, REGARDLESS OF ANY NEGLIGENCE OR FAULT OF LESSOR. (A) ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE AIRCRAFT OR AY COMPONENT OF THE AIRCRAFT OR BY ANY INADEQUACY OF THE THEREOF, ANY DEFICIENCY OR DEFECT IN THIS AGREEMENT OR ANY OTHER CIRCUMSTANCES IN CONNECTION WITH THE AIRCRAFT OR THIS AGREEMENT; (B) THE USE, OPERATION OR PERFORMANCE OF THE AIRCRAFT OR ANY COMPONENT OF THE AIRCRAFT OR ANY RISKS RELATING THERETO; OR (C) ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR CONSEQUENTIAL DAMAGES.

4.2	Indemnification. Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, actions, suits, proceedings, injuries (or death), damages, liabilities, costs or expenses (including without limitation reasonable attorneys’ fees) arising from or in any way relating to Lessee’s possession or use of the Aircraft during the Term (an “Indemnified Loss”), provided that Lessee will not be liable for any Indemnified Loss:

(a)	to the extent that such loss is covered by Lessor’s insurance policy;

(b)	with respect to a loss covered by Lessor’s insurance policy, to the extent that the amount of such loss exceeds the policy limits of Lessor’s policy;

(c)	with respect to a loss consisting of expenses incurred in connection with a loss covered in whole or in part by Lessor’s insurance policy, to the extent that such expenses are not fully covered by Lessor’s insurance policy; or

(d)	to the extent that such loss is due in whole or in part to (i) noncompliance by Lessor with any of its obligations hereunder or (ii) the gross negligence or willful misconduct of Lessor or another lessee or their respective officers, directors, partners, employees, shareholders or affiliates.

The foregoing indemnification shall survive the expiration or earlier termination of this Agreement.

SECTION 5. REGISTRATION,	USE, OPERATION, MAINTENANCE AND POSSESSION

5.1	Title and Registration. Title to the Aircraft shall remain vested in Lessor at all times during the Term to the exclusion of Lessee and Lessor shall have only such rights as shall be specifically set forth herein. Lessor represents that as of the date of this Agreement the Aircraft is, and throughout the Term the Aircraft shall remain, lawfully registered in Lessor’s name as a civil aircraft of the United States.

5.2	Use and Operation. Except as otherwise expressly provided herein, Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft during each period of the Term commencing when the Aircraft has been delivered to Lessee and terminating when the Aircraft has been returned to Lessor in the condition required hereunder. Lessee shall operate the Aircraft in accordance with the provisions of Part 91 of the FARs and shall not operate the Aircraft in commercial service, as a common carrier, or otherwise on a compensatory or “for hire” basis except to the limited extent permitted under Subpart F of Part 91 of the FARs, if applicable. Lessee agrees not to operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located, in any area excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Airframe or Engines, or in any war zone. Lessee agrees not to knowingly operate the Airframe or any Engine or knowingly permit the Airframe or any Engine to be operated during the Terms except in operations for which Lessee is duly authorized, or to knowingly use or permit the Aircraft to be used for a purpose for which the Aircraft is not designed or reasonably suitable. Lessee will not knowingly use or operate the Aircraft in violation of any Applicable Law, or contrary to any manufacturer’s operating manuals or instructions. Lessee shall not knowingly permit the Aircraft to be used for the carriage of any persons or property prohibited by law nor shall it be used during the existence of any known defect except in accordance with the FARs.

5.3	Operating Costs. Except as otherwise provided herein, Lessor shall pay costs of operating the aircraft, such as insurance, hangarage and/or other storage, repair, maintenance and other alterations, and inspections and overhauls; provided, that Lessee shall pay for all fuel that it uses as well as oil and other lubricants. The foregoing notwithstanding, Lessee shall, at its own expense, locate and retain (either through direct employment or contracting with an independent contractor for flight services) all pilots and other cabin personnel required for Lessee’s operations of the Aircraft (collectively the “Flight Crew”), and shall pay all miscellaneous out-of-pocket expenses incurred in connection with Lessee’s use of the Aircraft, including, without limitation, landing and navigation fees, airport charges, departure taxes, customs fees, catering, in-flight entertainment and communication charges, Flight Crew travel expenses, and passenger service.

5.4	Maintenance of Aircraft. Lessee shall perform, or cause to be performed, all pre- and post-flight inspections in accordance and as required by the FAA-approved inspection program for the Aircraft. Lessee shall notify Lessor, or cause Lessor to be notified, of any maintenance requirement, dangerous condition, malfunction or worn part that may be discovered during any such inspection. Subject to the foregoing, Lessor shall be solely responsible for arranging the performance of all maintenance and inspections of the Aircraft during the Term, shall ensure that the Aircraft is maintained in an airworthy condition during the Term, and shall coordinate the performance of and payment for all repairs and maintenance of the Aircraft.

5.5	Flight Crew. All members of the Flight Crew shall be fully competent and experienced, duly licensed, and qualified in accordance with the requirements of Applicable Law and all insurance policies covering the Aircraft. All members of the Flight Crew who are pilots shall be fully trained in accordance with an FAA-approved training program, including initial and recurrent training and, where appropriate, contractor-provided simulator training.

5.6	Operational Control. THE PARTIES EXPRESSLY AGREE THAT LESSEE SHALL AT ALL TIMES WHILE THE AIRCRAFT IS IN ITS POSSESSION DURING THE TERM MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “DRY” OPERATING LEASE. Lessee shall exercise exclusivity over initiating, conducting or terminating any flight conducted pursuant to this Agreement, and the Flight Crew shall be under the exclusive command and control of Lessee in all phases of such flights.

5.7	Authority of Pilot in Command. Notwithstanding that Lessee shall have operational control of the Aircraft during any flight conducted pursuant to this Agreement, Lessor and Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessitated by considerations of safety. The Pilot in Command shall have final and complete authority to postpone or cancel any fight for any reason or condition which in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability or loss, injury, damage or delay to Lessor.

5.8	Right to Inspect. Lessor and its agents shall have the right to inspect the Aircraft at any reasonable time, upon giving Lessee reasonable notice, to ascertain the condition of the Aircraft and to satisfy Lessor that the Aircraft is being properly repaired and maintained in accordance with the requirements of this Agreement. All required repairs shall be performed as soon as practicable after such inspection.

5.9	Additional Equipment and Modification. Lessee agrees not to remove, substitute or replace any instrument or component of the Aircraft or its avionics without Lessor’s prior written consent. Any substitutions or removals shall be of like value with the items that are substituted or removed and there shall be no diminution in value of the Aircraft by reason of any swapped or replaced item.

SECTION	6. CONDITION DURING TERM AND RETURN OF AIRCRAFT

Upon completion of each use of the Aircraft by Lessee during the Term, Lessee shall return the Aircraft to Lessor by delivering the same to the Operating Base, fully equipped with all Engines installed thereon. Upon each such delivery, the Aircraft shall be in as good operating condition as it was when Lessor delivered the Aircraft to Lessee, ordinary wear and tear excepted, and the United States standard airworthiness certificate issued for the Aircraft shall be present on board the Aircraft and said standard airworthiness certificate shall be effective in accordance with FAR 21.181(a)(l). Nothing contained in this Section 6 may be interpreted to require Lessee to perform any maintenance or other obligation, responsibility for which is delegated to Lessor pursuant to Section 5.4 hereof; provided, however, that Lessee shall be obligated to ensure that Lessor is advised of any maintenance requirement, dangerous condition, malfunction or worn part that may be discovered during each period during the Term commencing with the delivery of the Aircraft to Lessee and terminating when the Aircraft has been redelivered to Lessor in the condition required hereunder.

SECTION	7. LIENS

Lessee shall ensure that no Liens are created or placed against the Aircraft by Lessee or third parties as a result of Lessee’s or its agents’ or representatives’ action or inaction.

SECTION	8. INSURANCE

8.1	Liability. Lessor shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than One Hundred Million United States Dollars (USD$ 100,000,000) Combined Single Limit for the benefit of itself and Lessee in connection with the use of the Aircraft. Said policy shall be an occurrence policy and shall include Lessee as an Additional Named Insured.

8.2	Hull. Lessor shall maintain aircraft hull insurance in the amount at least equal to the full replacement value of the Aircraft, and such insurance shall name Lessor and any first lien mortgage holder as loss payees as their interests may appear. Said policy shall contain a waiver of subrogation clause in favor of all Additional Named Insureds.

8.3	Insurance Certificates. Lessor will provide Lessee with a Certificate of Insurance upon execution of this Agreement and thereafter reasonably upon request therefore.

8.4	Insurance Policy Requirements. Each insurance policy required hereunder shall insure the interest of Lessee regardless of any breach or violation by Lessor of any warranties, declarations or conditions contained in such policies.

Each such policy shall be primary without any right of contribution from any insurance maintained by Lessee. The geographic limits, if any, contained in each and every such policy of insurance shall include at the minimum all territories over which Lessee will operate the Aircraft. Each policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessor, whether voluntary or involuntary, such policy shall continue in force for the benefit of Lessee for at least thirty (30) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given to Lessee. Each policy shall contain an agreement by the insurer to provide Lessee with thirty (30) days’ advance written notice of any deletion, cancellation or material change in coverage.

8.5	Insurance Companies. Each insurance policy required hereunder shall be issued by a company or companies who are qualified to do business in the United States and who (i) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein; and (ii) will respond to any claim or judgment against Lessee in any competent state or federal court in the United States or its territories.

SECTION	9. REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties of Lessor. Lessor hereby represents and warrants to Lessee as of the date here of that:

(a)	it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein);

(b)	it has full right and power to execute and deliver this Agreement, and to perform its obligations hereunder;

(c)	the execution, delivery and performance of this Agreement by Lessor shall not (i) violate any applicable provision of any law, statute, regulation or ordinance; (ii) violate the certificate or articles or organization, operating agreement or similar organizational documents of Lessor; (iii) breach or constitute a default under any agreement or contract to which Lessor is a party; or (iv) violate any court or administrative order, judgment or decree that names Lessor and is specifically directed to it or any of its property;

(d)	this Agreement constitutes the valid, binding and enforceable obligations of Lessor and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to the enforcement of creditors’ rights; and

(e)	it is a citizen of the United States as described in 47 U.S.C. § 40102(a)(15).

9.2	Representations and Warranties of Lessee. Lessee hereby represents and warrants to Lessor as of the date hereof that:

(a)	it is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified and (if applicable) in good standing as a foreign corporation in the jurisdiction of is principal place of business (if not organized therein);

(b)	it has full right and power to execute and deliver this Agreement, and to perform its obligations hereunder;

(c)	the execution, delivery and performance of this Agreement by Lessee shall not (i) violate any applicable provisions of any law, statute, regulation or ordinance; (ii) violate the certificate or articles of incorporation, bylaws or similar organizational documents of Lessee; (iii) breach or constitute a default under any agreement or contract to which Lessee is a party; or (iv) violate any court or administrative order, judgment or decree that names Lessee and is specifically directed to it or any of its property; and

(d)	this Agreement constitutes the valid, binding and enforceable obligations of Lessee and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to the enforcement of creditors’ rights.

SECTION	10. MISCELLANEOUS

10.1	Entire Agreement. This Agreement, and all terms, conditions, warranties and representations herein, are for the sole and exclusive benefit of the signatories hereto. This Agreement constitutes the entire agreement of the parties as of its Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises and warranties made with respect to the subject matter of this Agreement.

10.2	Other Transactions. Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration of, or inducement to engage in, any separate agreement, transaction or commitment for any purpose whatsoever.

10.3	Prohibited and Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by applicable law, each of Lessor and Lessee hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

10.4	Enforcement. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Lessor, Lessee and each of their agents, servants and personal representatives.

10.5	Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

(a)	If to Lessor:

Aqua Sun Investments, L.L.C.

6745 Engle Road

Suite 110

Cleveland, OH 44130

Attention: Robert J. Amsdell

(a)	If to Lessee:

U-Store-It, L.P.

6745 Engle Road

Suite 300

Cleveland, OH 44130

Attention: Chief Financial Officer

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or (with respect to a telecopy or telex) the answer back being deemed conclusive, but not exclusive, evidence of such delivery, or at such time as delivery is refused by the addressee upon presentation.

10.6	Headings. The section and subsection headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

10.7	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

10.8	Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

10.9	No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

10.10	No Assignments. Neither party may assign its rights or obligations under this Agreement without the prior written permission of the other.

10.11	Governing Law. This Agreement has been negotiated and delivered in the State of Ohio and shall in all respects be governed by, and construed in accordance with, the laws of the State of Ohio, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

SECTION	11. TRUTH IN LEASING

TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FARs

THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS DURING THE TWELVE (12) MONTHS PRECEDING THE EXECUTION OF THIS AGREEMENT EXCEPT TO THE EXTENT THE AIRCRAFT IS LESS THAN TWELVE (12) MONTHS OLD. LESSOR CERTIFIES AND LESSEE ACCEPTS THAT THE AIRCRAFT IS IN COMPLIANCE WITH APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF PART 91.

LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

LESSEE ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT UNDER THIS AGREEMENT, IT SHALL BE KNOWN AS, CONSIDERED AND IN FACT WILL BE THE LESSEE OF SUCH AIRCRAFT AND RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL

AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE OR AIR CARRIER DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

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IN WITNESS WHEREOF, Lessor and Lessee have each caused this Non-Exclusive Aircraft Lease Agreement to be duly executed as of the Effective Date.

LESSOR:

AQUA SUN INVESTMENTS, L.L.C.

By:	/s/ Robert J. Amsdell
Name:	Robert J. Amsdell
Title:	Manager

LESSEE: U-STORE-IT, L.P.

By:	U-STORE-IT TRUST,
General Partner

By:	/s/ Steven G. Osgood
Name:	Steven G. Osgood
Title:	President & Chief Financial Officer

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Schedule A

Hourly Rent: $ 1,450 per Flight Hour